Exhibit 99.1

Distribution Agreement

This Agreement is entered into this 15th day of March, 2007

BETWEEN

(1)

INNOCOM TECHNOLOGY HOLDINGS LIMITED (“Innocom”), a limited liability company organized and existing under the laws of the British Virgin Islands with its principal offices located at Room 3506, 35th Floor, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong;

and

(2)

SHANGHAI BODA ELECTRONICS CO., LTD. (“BODA”), a limited liability company organized and existing under the laws of The People’s Republic of China (“PRC”) with its principal offices located at 20/F., Zhongda Square, 989 Dongfang Road, Pudong, Shanghai, The People’s Repulic of China.

Whereas:

(A)

BODA has developed a mobile phone which incorporates the analogue television function (“TV Mobile Phone”).

(B)

BODA has agreed to appoint Innocom as the exclusive distributor for the TV Mobile Phone for the overseas market.

(C)

Innocom has agreed to distribute the TV Mobile Phone to the overseas market.

NOW, THEREFORE, through friendly consultation, the two parties agree to reach and carry out in compliance with the following terms and conditions:

1.

BODA appoints Innocom as the exclusive distributor for its TV Mobile Phone to overseas market for the term set out in Clause 2.  Overseas market has the meaning of world market except Mainland China but inclusive of Hong Kong Special Adminstration Region of the PRC (“Hong Kong SAR”), Macau Special Adminstration Region of the PRC (“Macau SAR”) and the Republic of China or Taiwan).

2.

Innocom accepts the appointment of exclusive distributor for the TV mobile phone for the overseas market and agrees to allocate sufficient resources to promote the sale of TV Mobile Phone.  Commission shall be further negotiated and set on contract by contract basis.

3.

This Agreement shall be effective upon execution by both parties hereto and shall continue thereafter for an indefinite term; provided, however, that either party may terminate the Agreement, after One year from date of this Agreement, upon One Hundred Eighty (180) days prior written notice to the other party.

4.

Neither party may assign or transfer any of their respective rights, benefits, interests nor obligations hereunder without the prior written consent of the other party, such consent shall not unreasonably be withheld.

5.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Hong Kong SAR.

6.

This agreement shall be executed in duplicate, each party holding one copy, and each copy shall be equally authentic.

The parties here caused this Agreement to be duly executed by their authorized representatives the day and year first above written.

Signed for and on behalf of

INNOCOM TECHNOLOGY HOLDINGS LIMITED

/s/ Hui Yan Sui William

HUI Yan Sui William, Chief Executive Officer

Signed for and on behalf of

SHANGHAI BODA ELECTRONICS CO., LTD.

/s/ Qian Jian Yu

QIAN Jian Yu, General Manager

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